[DEFERRED SETTLEMENT]

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
LORAL SPACE & COMMUNICATIONS INC.
2005 STOCK INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is made as of the 5th day of March, 2009 (the “Grant Date”), by and between LORAL SPACE & COMMUNICATIONS INC. (the “Company”) and C. Patrick DeWitt (the “Grantee”).

W I T N E S S E T H :

WHEREAS, the Grantee is now employed by the Company or a subsidiary of the Company (a “Subsidiary”) in a key capacity, and the Company wishes to grant the Grantee a notional interest in shares of the Company’s common stock, par value $0.01 per share (the “Stock”), in the form of restricted stock units, subject to certain restrictions and on the terms and conditions set forth herein; and

WHEREAS, through the grant of these restricted stock units, the Company hopes to incentivise and retain the services of Grantee and encourage stock ownership by Grantee in order to give Grantee a proprietary interest in the Company’s success and align Grantee’s interest with those of the stockholders of the Company;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Grant of Restricted Stock Units. Subject to the restrictions, terms and conditions set forth herein and in the Company’s 2005 Stock Incentive Plan, as amended from time to time (the “Plan”), the Company hereby grants to the Grantee 25,000 restricted stock units (the “Award”) (the restricted stock units granted hereunder are hereafter referred to as the “Restricted Stock Units”). Each Restricted Stock Unit shall represent the right to receive upon settlement (i) one share of Stock or (ii) cash equal to the fair market value of one share of Stock on the settlement date, subject to the terms and conditions set forth herein. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

2. Satisfaction of Vesting Conditions.

(a) General. Except as provided in this Agreement, the Restricted Stock Units are subject to a substantial risk of forfeiture until vested as set forth in Section 2(b) and are not transferable, other than by will or the laws of descent and distribution.

(b) Vesting Schedule. The Restricted Stock Units shall vest in separate tranches (each, a “Tranche”) in accordance with the vesting schedule set forth in the table below (subject to earlier vesting or forfeiture as provided below) on the specified vesting dates (each, a “Vesting Date,” and the period between each Vesting Date, a “Vesting Period”), provided the Grantee has remained an employee of the Company or a Subsidiary from the date hereof through each Vesting Date.

Number of Restricted Stock Units	Vesting Date

16,666	March 5, 2010

1,042	June 14, 2010

1,042	September 13, 2010

1,042	December 13, 2010

1,042	March 14, 2011

1,042	June 13, 2011

1,042	September 12, 2011

1,041	December 12, 2011

1,041	March 12, 2012

(c) Death or Disability. Notwithstanding the continued employment requirement set forth in Section 2(b) above, upon the Grantee’s death or Disability (as defined below) while employed with the Company or a Subsidiary, a portion of the Tranche of Restricted Stock Units next scheduled to vest on the next Vesting Date shall immediately become fully vested equal to the number of Restricted Stock Units subject to such next Tranche multiplied by a fraction, the denominator of which is the total number of days in the Vesting Period during which such death or Disability occurs, and the numerator of which is the number of days during such Vesting Period that the Grantee is employed with the Company or a Subsidiary prior to such death or Disability. For purposes of this Agreement, the term “Disability” shall have the meaning ascribed thereto in the Plan, provided such Disability also constitutes a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4). Except as provided in this Section 2(c), upon the Grantee’s death or Disability, the unvested portion of the Restricted Stock Units shall expire and be forfeited.

(d) Termination Without Cause. Notwithstanding the continued employment requirement set forth in Section 2(b) above, upon the termination of the Grantee’s employment with the Company and all Subsidiaries by the Company or a Subsidiary without Cause (as that term is defined in the Plan) following the first anniversary of the Grant Date, the number of Restricted Stock Units subject to the four (or fewer) Tranches next scheduled to vest on the next four (or fewer) Vesting Dates shall immediately vest. Except as provided in this Section 2(d), upon the termination of the Grantee’s employment with the Company and all Subsidiaries by the Company or a Subsidiary without Cause, the unvested portion of the Restricted Stock Units shall expire and be forfeited.

(e) Other Terminations. Upon the Grantee’s termination of employment with the Company and all Subsidiaries for any reason other than by the Company or a Subsidiary without Cause, (i) all outstanding unvested Restricted Stock Units shall immediately expire and be forfeited.

(f) Change in Control. In the event of a Change in Control or New SS/L Sale Event (as defined in the Plan), in either case, that also constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (a “409A Change in Control”), all of the then unvested Restricted Stock Unit Agreements shall immediately vest.

3. Settlement of Restricted Stock Units.

(a) All outstanding vested Restricted Stock Units shall be settled on the earlier of (a) March 12, 2012, (b) the date of the Grantee’s death or Disability, (c) the date the Grantee undergoes a Separation from Service (as defined below), and (d) the date of consummation of a 409A Change in Control, (the first of (a), (b), (c) and (d) to occur shall be the “Settlement Date”); provided, however, that to the extent that the Grantee is a “specified employee” within the meaning of Treasury Regulation 1.409A-1(i) any settlement of the Restricted Stock Units on account of the Grantee’s Separation from Service from the Company shall be delayed for such period of time as may be necessary to meet the requirements of Treasury Regulation Section 1.409A-3(i)(2) (the “Delay Period”) and on the first business day following the expiration of the Delay Period, all vested Restricted Stock Units shall be settled. On the Settlement Date, the Company shall deliver to the Grantee (or the Grantee’s estate in the event of Grantee’s death) (x) a certificate or certificates representing the number of shares of Stock equal to the number of vested Restricted Stock Units or (y) a lump sum payment of cash having a value equal to the fair market value of one share of Stock as of the Settlement Date multiplied by the number of vested Restricted Stock Units. The determination as to whether the Restricted Stock Units will be settled in Stock or cash shall be within the sole discretion of the Company.

(b) For purposes of this Agreement, a “Separation from Service” will be deemed to occur on the date as of which the Grantee has undergone a “termination of employment” (as that term is specifically defined in Treas. Reg. §1.409A-1(h)(ii) applying the rules set forth therein) with the Loral Controlled Group (as defined below); provided, however, that the Grantee will be deemed to undergo a termination of employment (and thus a Separation from Service) on the date that such Grantee’s level of bona fide services performed decreases to a level less than 50 percent of the average level of services performed by the Grantee during the immediately preceding 36-month period. For purposes of this Agreement the Loral Controlled Group means Loral and all persons and entities with respect to which Loral would be considered a single employer under Code §414(b) and (c), provided, however, that in applying Code §1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations and in applying Treas. Reg. §1.414(c)-2 for purposes of determining trades or businesses that are under common control, as provided in Treas. Reg. §1.409A-1(h)(3), the language “at least 80 percent” is used, instead of the default language “at least 50 percent” as set forth in Treas. Reg. §1.409A-1(h)(3), each place it appears.

4. Dividends and Dividend Equivalents. No dividends or dividend equivalents shall accrue or be paid with respect to any outstanding Restricted Stock Units.

5. Rights of Stockholder. The Grantee will not have any rights as a Stockholder with respect to any Restricted Stock Units until the Grantee becomes the holder of record of such shares.

6. No Right to Continued Employment. This Agreement does not confer upon the Grantee any right to continuance of employment with the Company, nor shall it interfere in any way with the right of the Company to terminate his or her employment at any time.

7. Transferability. The Restricted Stock Units may not, at any time prior to settlement, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable.

8. Tax Withholding. The Grantee agrees as a condition of this Agreement, to pay to the Company, or make arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold in connection with the vesting and settlement of the Restricted Stock Units. Alternatively, the Company may, in its sole discretion, withhold cash and/or shares of Stock having a value equal to all or a portion of the aggregate minimum amount of federal, state and local income and payroll taxes that the Company is required to withhold, and, if only a portion of the required amount is withheld, the Grantee agrees to pay to the Company, or make arrangements satisfactory to the Company regarding payment to the Company of, the amount of tax withholding not covered by the withholding of cash and/or shares of Stock.

9. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Grantee to the Company shall be mailed or delivered to the Company at its New York office and all notices or communications by the Company to the Grantee may be given to the Grantee personally or may be mailed to the Grantee’s home address as reflected on the books of the Company.

10. Arbitration. All disputes between the parties arising out of, or in connection with the validity, interpretation, construction, meaning or execution of the Plan or of this Agreement or any settlement thereof, shall be finally settled by arbitration to be held in New York City and conducted in accordance with the Rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

11. Governing Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of Delaware, without giving effect to the principles of conflicts of law.

12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LORAL SPACE & COMMUNICATIONS INC.

By: /s/ Michael B. Targoff
Name: Michael B. Targoff
Title: Vice Chairman and Chief Executive Officer

C. Patrick DeWitt
Grantee: C. Patrick DeWitt

Mailing Address of Grantee for Delivery of Stock Certificates:

Phone Number of Grantee:

Email Address of Grantee:

Social Security No.:      —      —